EXHIBIT 4.2

Execution Copy

SERIES SUPPLEMENT

This SERIES SUPPLEMENT dated as of October 11, 2006 (this “Series Supplement”), by and between AEP TEXAS CENTRAL TRANSITION FUNDING II LLC, a limited liability company created under the laws of the State of Delaware (the “Issuer”), and The Bank of New York, a New York banking corporation (“BNY”), in its capacity as indenture trustee (the “Indenture Trustee”) for the benefit of the Secured Parties under the Indenture dated as of October 11, 2006, by and between the Issuer and BNY, in its capacity as Indenture Trustee and in its separate capacity as a securities intermediary (the “Indenture”).

PRELIMINARY STATEMENT

Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time and from time to time enter into one or more indentures supplemental to the Indenture for the purposes of authorizing the issuance by the Issuer of a Series of Transition Bonds and specifying the terms thereof. The Issuer has duly authorized the creation of a Series of Transition Bonds with an initial aggregate principal amount of $1,739,700,000 to be known as AEP Texas Central Transition Funding II LLC Senior Secured Transition Bonds, Series A (the “Series A Transition Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Series Supplement in order to provide for the Series A Transition Bonds.

All terms used in this Series Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Series Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Series Supplement shall govern.

GRANTING CLAUSE

With respect to the Series A Transition Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Series A Transition Bonds, all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in and to (a) the Transition Property created under and pursuant to the Applicable Financing Order, and transferred by the Seller to the Issuer pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right to impose, collect and receive Transition Charges, all revenues, collections, claims, rights, payments, money or proceeds of or arising from the Transition Charges authorized in the Applicable Financing Order and any Tariffs filed pursuant thereto and any contractual rights to collect such Transition Charges from Customers and REPs), (b) all Transition Charges related to such Transition Property, (c) the Sale Agreement and each Bill of Sale executed in connection therewith and all property and interests in property transferred under the Sale Agreement and such Bills of Sale with respect to such Transition Property and the Series A Transition Bonds, (d) the Servicing Agreement, the Intercreditor Agreement, the Administration Agreement and any subservicing, agency, intercreditor, administration or collection agreements executed in connection therewith, to the extent related to the foregoing Transition Property and the Series A Transition Bonds, (e)

the Collection Account for such Series, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer to file for and obtain adjustments to the Transition Charges in accordance with Section 39.307 of the Securitization Law, the Applicable Financing Order or any Tariff filed in connection therewith, (g) all deposits, guarantees, surety bonds, letters of credit and other forms of credit support provided by or on behalf of REPs pursuant to such Applicable Financing Order or Tariff, including investment earnings thereon and all amounts on deposit in the REP Deposit Accounts; (h) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Transition Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (i) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing, (j) all payments on or under, and all proceeds in respect of, any or all of the foregoing; it being understood that the following do not constitute Series Transition Bond Collateral: (i) cash that has been released pursuant to Section 8.02(e)(xi) of the Indenture and, following retirement of all Outstanding Series of Transition Bonds, cash that has been released pursuant to Section 8.02(e)(xii) of the Indenture and (ii) amounts deposited with the Issuer on any Series Issuance Date, including the Closing Date, for payment of costs of issuance with respect to the related Series (together with any interest earnings thereon), it being understood that such amounts described in clauses (i) and (ii) above shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Series A Transition Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee (collectively, the “Secured Obligations”) equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Series A Transition Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture. The Indenture and this Series Supplement constitutes a security agreement within the meaning of the Securitization Law and under the UCC to the extent that the provisions of the UCC are applicable hereto.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Series A Transition Bonds, acknowledges such Grant and accepts the trusts under this Series Supplement and the Indenture in accordance with the provisions of this Series Supplement and the Indenture.

SECTION 1. Designation. The Series A Transition Bonds shall be designated generally as the Transition Bonds, Series A and further denominated as Tranches A-1 through A-5.

SECTION 2. Initial Principal Amount; Transition Bond Interest Rate; Scheduled Payment Date; Final Maturity Date. The Transition Bonds of each Tranche of the Series A shall have the initial principal amount, bear interest at the rates per annum and shall have the Scheduled Payment Dates and the Final Maturity Dates set forth below:

Tranche	Initial Principal Amount	Transition Bond Interest Rate	Scheduled Payment Date	Final Maturity Date
Tranche A-1	$217,000,000	4.98%	January 1, 2010	January 1, 2012
Tranche A-2	$341,000,000	4.98%	July 1, 2013	July 1, 2015
Tranche A-3	$250,000,000	5.09%	July 1, 2015	July 1, 2017
Tranche A-4	$437,000,000	5.17%	January 1, 2018	January 1, 2020
Tranche A-5	$494,700,000	5.3063%	July 1, 2020	July 1, 2021

The Transition Bond Interest Rate shall be computed on the basis of a 360-day year of twelve (12) 30-day months.

SECTION 3. Authentication Date; Payment Dates; Expected Amortization Schedule for Principal; Periodic Interest; No Premium; Other Terms.

(a) Authentication Date. The Series A Transition Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on October 11, 2006 (the “Series Issuance Date”) shall have as their date of authentication October 11, 2006.

(b) Payment Dates. The Payment Dates for the Series A Transition Bonds are January 1 and July 1 of each year or, if any such date is not a Business Day, the next succeeding Business Day, commencing on July 1, 2007 and continuing until the earlier of repayment of the Series A, Tranche A-5 Transition Bonds in full and the Final Maturity Date for the Series A, Tranche A-5 Transition Bonds.

(c) Expected Amortization Schedule for Principal. Unless an Event of Default shall have occurred and be continuing on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal, in the following order and priority: (1) to the holders of the Tranche A-1 Transition Bonds, until the Outstanding Amount of such Tranche of Transition Bonds thereof has been reduced to zero; (2) to the holders of the Tranche A-2 Transition Bonds, until the Outstanding Amount of such Tranche of Transition Bonds thereof has been reduced to zero; (3) to the holders of the Tranche A-3 Transition Bonds, until the Outstanding Amount of such Tranche of Transition Bonds thereof has been reduced to zero; (4) to the holders of the Tranche A-4 Transition Bonds, until the Outstanding Amount of such Tranche of Transition Bonds thereof has been reduced to zero; and (5) to the holders of the Tranche A-5 Transition Bonds, until the Outstanding Amount of such Tranche of Transition Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Tranche on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Tranche of Transition Bonds to the amount specified in the Expected Amortization Schedule which is attached as Schedule A hereto for such Tranche and Payment Date.

(d) Periodic Interest. Periodic Interest will be payable on each Tranche of the Series A Transition Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Transition Bond Interest Rate and (ii) the Outstanding Amount of the related Tranche of Transition Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Tranche of Series A Transition Bonds on such preceding Payment Date; provided, however, that with respect to the Initial Payment Date, or, if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Series Issuance Date to, but excluding, the following Payment Date.

(e) Book-Entry Transition Bonds. The Series A Transition Bonds shall be Book-Entry Transition Bonds and the applicable provisions of Section 2.11 of the Indenture shall apply to such Transition Bonds.

(f) Waterfall Caps. The amount payable with respect to the Series A Transition Bonds pursuant to Section 8.02(e)(i) shall not exceed $1,000,000 annually. The amounts payable in respect of the Indenture Trustee’s fees and expenses pursuant to Section 8.02(e)(i), the Servicing Fee pursuant to Section 8.02(e)(ii), the Administration Fee and the Independent Manager Fee pursuant to Section 8.02(e)(iii), the ordinary periodic Operating Expenses pursuant to Section 8.02(e)(iv) and the remaining Operating Expenses pursuant to Section 8.02(e)(ix) shall not exceed $1,209,850 in the aggregate annually (provided that if TCC is no longer the Servicer, such amount shall be increased by the excess of the amount of the Servicing Fee payable to the successor Servicer over the amount of the Servicing Fee payable to TCC) unless the PUCT approves a different aggregate amount of such payments.

SECTION 4. Minimum Denominations. The Series A Transition Bonds shall be issuable in the Minimum Denomination and integral multiples thereof.

SECTION 5. Certain Defined Terms. Article I of the Indenture provides that the meanings of certain defined terms used in the Indenture shall, when applied to the Transition Bonds of a particular Series, be as defined in Appendix A to the Indenture. Additionally, Article II of the Indenture provides that with respect to a particular Series of Transition Bonds, certain terms will have the meanings specified in the related Series Supplement. With respect to the Series A Transition Bonds, the following definitions shall apply:

“Minimum Denomination” shall mean $100,000.

“Transition Bond Interest Rate” has the meaning set forth in Section 2 of this Series Supplement.

“Payment Date” has the meaning set forth in Section 3(b) of this Series Supplement.

“Periodic Interest” has the meaning set forth in Section 3(d) of this Series Supplement.

“Series Issuance Date” has the meaning set forth in Section 3(a) of this Series Supplement.

SECTION 6. Delivery and Payment for the Series A Transition Bonds; Form of the Series A Transition Bonds. The Indenture Trustee shall deliver the Series A Transition Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Series A Transition Bonds of each Tranche shall be in the form of Exhibits A-1 through A-5 hereto.

SECTION 7. Ratification of Agreement. As supplemented by this Series Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Series Supplement, shall be read, taken, and construed as one and the same instrument. This Series Supplement amends, modifies and supplemented the Indenture only in so far as it relates to the Series A Transition Bonds.

SECTION 8. Counterparts. This Series Supplement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

SECTION 9. GOVERNING LAW. THIS SERIES SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED THAT THE CREATION, ATTACHMENT AND PERFECTION OF ANY LIENS CREATED UNDER THE INDENTURE IN TRANSITION PROPERTY, AND ALL RIGHTS AND REMEDIES OF THE INDENTURE TRUSTEE AND THE HOLDERS WITH RESPECT TO SUCH TRANSITION PROPERTY, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

SECTION 10. Issuer Obligation. No recourse may be taken directly or indirectly, by the Holders with respect to the obligations of the Issuer on the Transition Bonds, under the Indenture or under this Series Supplement or any certificate or other writing delivered in connection herewith or therewith, against (i) the Indenture Trustee or the Managers in their respective individual capacities, (ii) any owner of a beneficial interest in the Issuer (including TCC) or (iii) any shareholder, partner, owner, beneficiary, agent, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a beneficial interest in the Issuer (including TCC) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed (it being understood that none of the Indenture Trustee, the Managers and TCC have any such obligations in their respective individual or corporate capacities).

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Series Supplement to be duly executed by their respective officers thereunto duly authorized as of the first day of the month and year first above written.

AEP TEXAS CENTRAL TRANSITION FUNDING II LLC, as Issuer

By:	/s/ Stephan T. Haynes
Name: Stephan T. Haynes
Title: Treasurer

THE BANK OF NEW YORK, as Indenture Trustee

By:	/s/ Catherine Murray
Name: Catherine Murray
Title: Assistant Vice President

Signature Page to

Series Supplement

SCHEDULE A

EXPECTED AMORTIZATION SCHEDULE

OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance	Tranche A-3 Balance	Tranche A-4 Balance	Tranche A-5 Balance
Issuance Date	$217,000,000	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/2007	$191,502,599	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/2008	$146,597,600	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/2008	$116,771,725	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/2009	$66,753,041	$341,000,000	$250,000,000	$437,000,000	$494,700,000
7/1/2009	$33,257,771	$341,000,000	$250,000,000	$437,000,000	$494,700,000
1/1/2010	$0	$320,241,665	$250,000,000	$437,000,000	$494,700,000
7/1/2010		$283,000,263	$250,000,000	$437,000,000	$494,700,000
1/1/2011		$224,733,965	$250,000,000	$437,000,000	$494,700,000
7/1/2011		$183,518,567	$250,000,000	$437,000,000	$494,700,000
1/1/2012		$120,776,762	$250,000,000	$437,000,000	$494,700,000
7/1/2012		$75,377,617	$250,000,000	$437,000,000	$494,700,000
1/1/2013		$7,938,087	$250,000,000	$437,000,000	$494,700,000
7/1/2013		$0	$208,096,401	$437,000,000	$494,700,000
1/1/2014			$135,635,225	$437,000,000	$494,700,000
7/1/2014			$80,970,371	$437,000,000	$494,700,000
1/1/2015			$3,082,300	$437,000,000	$494,700,000
7/1/2015			$0	$380,247,750	$494,700,000
1/1/2016				$296,555,609	$494,700,000
7/1/2016				$231,168,152	$494,700,000
1/1/2017				$141,284,773	$494,700,000
7/1/2017				$69,962,039	$494,700,000
1/1/2018				$0	$468,181,163
7/1/2018					$390,548,566
1/1/2019					$287,031,686
7/1/2019					$202,590,727
1/1/2020					$91,578,112
7/1/2020					$0

SCHEDULE A